                                 EXHIBIT TO S-4
                             REGISTRATION STATEMENT
                                   EXHIBIT 5

                   [WERNER & BLANK CO., L.P.A. LETTERHEAD]




October 15, 1996

Board of Directors
Merchants Bancorp, Inc.
100 North High Street
Hillsboro, Ohio  45133

Re: S-4 Registration Statement for the Securities of Merchants Bancorp, Inc.

Gentlemen:

In connection with the proposed public offering of 1,000,000 shares of common stock of Merchants Bancorp, Inc., by Merchants Bancorp, Inc. (the "Company") covered by the above Registration Statement, we have examined the Company's Articles of Incorporation, Code of Regulations, Corporate Minute book, and Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

Based upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Ohio and is validly existing and in good standing under these laws.

2. The 1,000,000 shares of common stock covered by said Registration Statement have been legally authorized, and when issued in exchange for the common stock of Merchants National Bank, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the said Registration Statement under the caption "legal opinions" in the Proxy Statement, constituting a part of the Registration Statement.


Very truly yours,



Werner & Blank Co., L.P.A.